EXHIBIT 3

AMENDMENT TO INVESTMENT AGREEMENT

     This AMENDMENT (this “Amendment”) to the Investment Agreement (the “Agreement”) dated as of October 24, 2005 between Banco Santander Central Hispano, S.A., a Spanish sociedad anónima (“Buyer”), and Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), is made as of November 22, 2005, between Buyer and the Company.

     WHEREAS, in accordance with Section 13.02(a) of the Agreement, the parties hereto wish to amend the Agreement in certain respects as more fully set forth below;

       NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AMENDMENTS TO AGREEMENT

       Section 1.01. Amendment to Section 1.01 (“Definitions”).

     (a) The definition of “Hostile Action” in Section 1.01(a) is hereby amended by deleting the words “, or (iii) a failure to vote in favor of the slate of the Board nominees recommended by the Board at any time after the PA Law Termination Date” and inserting the word “or” before the subparagraph number “(ii)”.

     (b) The definition of “PA Law Termination Date” in Section 1.01(a) of the Agreement is hereby amended and restated as follows:

     ““PA Law Termination Date” means the first date on which the Pennsylvania Law shall have become inapplicable to the transactions contemplated by this Agreement or inapplicable to the Company by virtue of a shareholder vote in accordance with Section 2541(a) of the Pennsylvania Law.”

     (c) Section 1.01(b) of the Agreement is hereby amended by deleting the term “Incumbent Directors” and the reference to “9.02(a)” set forth opposite such term.

     (d) Section 1.01(b) of the Agreement is hereby amended by adding the following terms and Section references in appropriate alphabetical order:

“Alternative Transaction Proposal	8.03(a)
Nonprofit Board of Directors	9.02(a)(ii)
Nonprofit Corporation	9.02(a)(i)

Pennsylvania Corporate Law	8.03(a)”

     Section 1.02 . Amendment to Section 2.03 (“Additional Purchases by Buyer”).

      (a) Section 2.03(b) is hereby amended and restated as follows:

     “(b) Until the PA Law Termination Date, Buyer and its Affiliates shall cause all purchases which would result in Buyer and its Affiliates owning more than 19.99% of the outstanding Common Stock that are made pursuant to this Section 2.03 to be made by the Voting Trustee. After the PA Law Termination Date, Buyer and its Affiliates shall cause all purchases of Treasury Stock made pursuant to this Section 2.03 to be made by the Voting Trustee unless such purchases have been approved by a vote of the shareholders of the Company.”

       (b) Section 2.03(c) is hereby amended and restated as follows:

     “(c) If Buyer determines to make, or cause its Affiliates or the Voting Trustee to make, any purchase of Common Stock under this Section 2.03, Buyer will, or will cause its Affiliates or the Voting Trustee to, purchase such Common Stock in the following manner and in the following order of priorities:

     (i) first, subject to Applicable Law, Buyer, its Affiliates or the Voting Trustee may buy shares of Common Stock in open market transactions or from Third Parties until Buyer, its Affiliates or the Voting Trustee, as applicable, shall have purchased, in the aggregate, the number of shares permitted by the Permitted Limit;

     (ii) second, to the extent that the number of shares of Common Stock that Buyer is able to purchase pursuant to clause (i) is less than the number of shares permitted by the Permitted Limit, then Buyer shall notify the Company as to the number of shares of Common Stock (subject to the Permitted Limit) that it or its Affiliates desire to purchase or that Buyer desires to cause the Voting Trustee to purchase; the Company shall sell to Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, and Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, shall purchase from the Company newly issued shares of Common Stock; provided that, (A) none of Buyer, its Affiliates or the Voting Trustee shall purchase newly issued shares from the Company pursuant to this clause (ii) unless Buyer receives an opinion of its counsel to the effect that Rule 312.03 of the NYSE does not require that the shareholders of the Company approve the issuance and sale of such shares, and (B) the Company shall not sell to Buyer, its Affiliates or the Voting Trustee any newly issued shares pursuant to this Section 2.03 unless the Company receives an opinion of its counsel to the effect that Rule 312.03 of the NYSE does not require that shareholders of the Company approve the issuance and sale of such shares to Buyer, its Affiliates or the Voting Trustee; and

     (iii) third, to the extent that the total number of shares of Common Stock sold to Buyer, its Affiliates or the Voting Trustee under clause (ii) above is less than the number of shares requested by Buyer pursuant to clause (ii) above, then the Company will sell to Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, and Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, will purchase from the Company the number of shares of Treasury Stock equal to the lesser of (A) the number of shares requested by Buyer minus the number of shares sold to Buyer, its Affiliates or the Voting Trustee pursuant to clause (ii) and (B) the number of shares of Treasury Stock held by the Company at such time.”

     Section 1.03 . Amendment to Section 5.05 (“Takeover Laws”). Section 5.05(b) is amended to read in its entirety as follows:

     “Unless all of the actions referred to below in this Section 5.05(b) shall previously have occurred, the Company shall (after the Closing): (i) take, prior to the date of the shareholder meeting referred to in clause (ii) below, action by the affirmative vote of at least 80% of the members of the Board to recommend to the shareholders of the Company that the Charter be amended to provide that the Pennsylvania Law be inapplicable to the Company (the “Opt Out Proposal”), (ii) call and hold a meeting of the Company’s shareholders for the purpose of approving the Opt Out Proposal, such meeting to take place no later than June 30, 2007, (iii) actively solicit proxies in favor of the Opt Out Proposal, and (iv) if the Opt Out Proposal is approved by the vote of shareholders of the Company entitled to cast at least a majority of the votes that all shareholders of the Company are entitled to cast on the proposal, cause to be filed, within one Business Day of such approval, an amendment to the Charter reflecting the amendment so approved.”

     Section 1.04 . Amendment to Section 8.01 (“Standstill”). Section 8.01 is hereby amended to:

      (a) add at the beginning thereof the words “Subject to Section 8.03(e),”; and

     (b) replace the second sentence thereof to read in its entirety as follows:

     “Buyer agrees that, except as contemplated by the Buyer Acquisition Transactions, from the date hereof until the earliest of (i) the five year anniversary of the Closing Date; (ii) the date on which the Company consummates an Acquisition Proposal made by a Person or Group other than Buyer; (iii) the date on which the Company rejects or fails to accept a 100% Acquisition Proposal from Buyer that is made and is permitted to be made by Buyer pursuant to Sections 8.05, 8.06 or 8.07 and that the Company is required to accept pursuant to the terms of this Agreement; and (iv) the date of any breach by the Company or any of its Affiliates of any obligation under Sections 8.03 through 8.13 of this Agreement (the earliest of such dates, the “Standstill Termination Date”), the Restricted Buyer Persons shall not take any of the actions listed in Sections 8.01(a), (b) or (c); provided that, except as provided in Section 8.10, the Restricted Buyer Persons shall be bound by the provisions of Section 8.09 after the Standstill Termination Date.”

       Section 1.05 . Amendment to Section 8.03 (“Pre-Closing Period”). Section 8.03 is hereby amended to:

       (a) add at the beginning thereof: “(a)”.

       (b) replace the period at the end thereof with a semicolon.

       (c) add at the end of Section 8.03(a) the following proviso:

     “provided that, subject to Sections 8.03(b), 8.03(c), 8.03(d), 12.01(e)(vi), 12.02(B) and Section 13.14, the Board may take any of the actions specified in clauses (ii) through (v) above if it receives an “Alternative Transaction Proposal” (as defined below) and the Board concludes, in good faith and by a vote of a majority of its members, after considering written advice from counsel, that it is required to take such actions in order to comply with its fiduciary duties under the Pennsylvania Business Corporation Law of 1988, as amended and any judicial interpretations thereof (the “Pennsylvania Corporate Law”). For purposes of this Agreement “Alternative Transaction Proposal” means (x) any acquisition or purchase, direct or indirect, of all or substantially all of the assets of the Company or of at least a majority of the outstanding Voting Securities (without giving effect to the proviso in the definition thereof), (y) any tender offer by any Person or Group (other than the Company) or exchange offer that, if consummated, would result in such Person or Group beneficially owning at least a majority of all outstanding Voting Securities (without giving effect to the proviso in the definition thereof) or (z) a merger, consolidation, share exchange or other similar business combination involving the Company as a result of which the shareholders of the Company immediately prior to such merger, consolidation, share exchange or other similar business combination cease to hold at least a majority of the total outstanding Voting Securities of the Company or the entity surviving such merger, consolidation, share exchange or other similar business combination.”

       (d) add after Section 8.03(a) the following:

     “(b) Notwithstanding Section 8.03(a), neither the Company nor any Company Representative shall take any action permitted by the proviso contained in Section 8.03(a) unless the Alternative Transaction Proposal is to be implemented pursuant to the terms of a written definitive agreement between the Company and the Person making the Alternative Transaction Proposal and, in the case of any Defense Removal Action, such action is taken concurrently with the execution of such agreement.

     (c) Notwithstanding Section 8.03(a), neither the Company nor any Company Representative shall take any action permitted by the proviso contained in Section 8.03(a) unless it notifies Buyer, in writing, at least 10 Business Days prior to taking such action of its intention to do so and provides to Buyer the terms of the Alternative Transaction Proposal (or a description of all material terms and conditions thereof) in respect of which such actions are proposed to be taken.

     (d) The Company shall give Buyer written notice of any decision by the Company, no later that the Business Day following such decision, that it intends to take an action that is permitted by the proviso contained in Section 8.03(a) . The Company’s notice shall describe in reasonable detail the circumstance giving rise to its obligation to take such action in order to comply with its fiduciary duties under the Pennsylvania Law. The Company shall continue to provide written notice of any material developments with respect to its taking of any such action.

     (e) Notwithstanding anything to the contrary set forth in this Agreement, including the definition of “Standstill Termination Date” and Section 8.09, if, the Company is required to take and takes any action that otherwise would be prohibited by Section 8.03, but is permitted as a result of the proviso set forth in Section 8.03(a), the Company shall treat Buyer no less favorably than the manner in which it treats any Third Party in connection with any such actions taken by the Company including, without limitation, (i) permitting Buyer to make Alternative Transaction Proposals and (ii) not taking any Defense Removal Action for the benefit of such Third Party that is not taken on equal terms for the benefit of Buyer.”

       Section 1.06 . Amendment to Section 8.04 (“General Restrictions”).

     (a) The first sentence of Section 8.04(a) is hereby amended by replacing the words “Notwithstanding anything to the contrary contained herein and in addition to any other restrictions set forth herein, until the earlier of” with the words “Notwithstanding anything to the contrary contained herein and in addition to any other restrictions set forth herein, from the Closing Date until the earlier of”.

     (b) Section 8.04(c) is amended by replacing the reference to Section “8.03” contained therein with a reference to Section “8.05” .

       Section 1.07 . Amendment to Section 8.07 (“Third Standstill Period”). Section 8.07(a) of the Agreement is hereby amended by replacing the reference therein to “Section 8.07(b)” with “Section 8.07(e)” .

     Section 1.08 . Amendment to Section 8.08 (“First Look and Last Look Rights”). Section 8.08(a) is hereby amended by replacing the words preceding clause (i) thereof with the following: “(a) Notwithstanding anything to the contrary in this Agreement, from the Closing Date until the earlier of”.

     Section 1.09 . Amendment to Section 8.11 (“Board Representation”). The parenthetical in the second sentence of Section 8.11(e) of the Agreement is hereby amended and restated as follows: “(if acceptable to Buyer in its sole discretion after good faith consideration)”.

Section 1.10 . Amendment to Section 8.12 (“Approval Rights”).

     (a) Section 8.12(a) of the Agreement is hereby deleted and Sections 8.12(b) and 8.12(c) shall be renumbered as Sections 8.12(a) and 8.12(b) .

     (b) Section 8.12(c) of the Agreement, which as amended above has been renumbered as Section 8.12(b), is hereby amended and restated in its entirety to read as follows:

“Any amendments to the Bylaws proposed by the Board that would adversely affect the rights of Buyer or its Affiliates hereunder.”

       Section 1.11 . Amendment to Section 8.14 (“Voting Arrangements”). Section 8.14(a) of the Agreement is hereby amended by (a) replacing the reference to “Section 8.04(d)” therein with “Section 8.04(c)”, (b) deleting all of clause (i) thereof (including the reference to number “(i)” at the beginning of such clause), and (c) deleting the reference to “(ii)” therein.

       Section 1.12 . Amendment to Section 9.01 (“Company Headquarters”). Section 9.01 of the Agreement is hereby amended by replacing the reference therein to “Incumbent Directors” with “Nonprofit Corporation”.

       Section 1.13 . Amendment to Section 9.02 (“The Company Board”). Section 9.02 of the Agreement is hereby amended and restated as follows:

     “(a) If the Company accepts a 100% Acquisition Proposal from Buyer, the definitive agreement shall contain covenants that shall survive completion of the transaction, which shall provide that prior to completion of the transaction:

     (i) the Company and Buyer shall cause the formation of a new Pennsylvania nonprofit corporation (the “Nonprofit Corporation”), the mission and purpose of which shall be limited to enforcement of the obligations of Buyer set forth in this Article 9;

     (ii) the Board of Directors of the Nonprofit Corporation (the “Nonprofit Board of Directors”) shall initially consist of three individuals designated by members of the Board of the Company at the time of the formation of the Nonprofit Corporation; provided that no person who has been a member of the Board of the Company or an officer of the Company or the Bank at any time from the date of this Agreement through the date of the consummation of the 100% Acquisition Proposal shall be eligible to be designated; and

     (iii) the Company shall contractually indemnify members of the Nonprofit Board of Directors to the fullest extent permitted by Applicable Law, shall either (at its option) provide or reimburse the Nonprofit Corporation for providing appropriate insurance for such members’ benefit to the extent available on commercially reasonable terms, and shall, on demand, advance and reimburse funds to the Nonprofit Corporation sufficient to cover such reasonable out of pocket costs (including legal, professional and normal costs and expenses of litigation (including costs of administering and directing such litigation)) as shall be reasonably necessary for the Nonprofit Corporation to enforce the covenants and obligations of Buyer set forth in this Article 9 and, to the extent necessary to obtain the services of such members, compensation that is reasonable in relation to their responsibilities and duties, that is permitted to be paid under Applicable Law, and that is approved by the Board.

     (b) The Nonprofit Corporation shall have the right to enforce, including by specific performance as set forth in Section 13.12, the covenants and obligations of Buyer under this Article 9.”

       Section 1.14 . Amendment to Section 12.01 (“Grounds For Termination”).

     (a) Section 12.01(e) is hereby amended to add, at the end thereof, the following:

     “(vi) At any time after the Company shall have taken any Agreement Action or any Defense Removal Action as provided in Section 8.03; provided that Buyer’s right to terminate under this Section 12.01(e)(vi) shall terminate on the tenth Business Day after the consummation of the Alternative Transaction Proposal in respect of which such Agreement Action or Defense Removal Action was taken.”

     (b) Section 12.01(f) is hereby amended by (A) deleting “or” in clause (ii) thereof, (B) replacing the period in clause (iii) thereof with “; or” and (C) adding a new clause (iv) at the end thereof as follows: “(iv) upon consummation by the Company of any Alternative Transaction Proposal pursuant to an agreement entered into by the Company in compliance with Section 8.03. ”

       Section 1.15 . Amendment to Section 12.02 (“Effect of Termination”).

     (a) Section 12.02 is hereby amended to (A) insert, after the title caption of such section and in place of “If”, the following: “(A) Subject to Section 12.02(B), if”; and (B) to add at the end thereof (but before the new Section 12.02(B) referenced below) the following: “The provisions of Section 12.02(B) shall survive any termination of this Agreement pursuant to Section 12.01(e)(vi) .”

       (b) Section 12.02 is amended to insert, at the end thereof, the following:

     “(B) If this Agreement is terminated by Buyer pursuant to Section 12.01(e)(vi) at any time prior to the consummation of the Alternative Transaction Proposal referred to in such Section 12.01(e)(vi), the Company shall pay to Buyer (by wire transfer of immediately available funds) no later than the earlier to occur of (i) the date of the consummation of such Alternative Transaction Proposal or (ii) the date of any termination of any definitive agreement relating to such Alternative Transaction Proposal, a fee of $200 million.”

       Section 1.16 . Amendment to Section 13.12 (“Specific Performance”). Section 13.12 of the Agreement is hereby amended by replacing the reference therein to “Incumbent Directors (other than those designated by Buyer)” with “the Nonprofit Corporation”.

       Section 1.17 . Amendment to Article 13.

     (a) Article 13 is hereby amended to add a new Section 13.14 reading as follows:

     “Section 13.14. Pre-Closing Competing Acquisition Proposal. (a) If, prior to Closing, the Company takes an action permitted by the proviso contained in Section 8.03(a) and such action is an Agreement Action or a Defense Removal Action, the Company shall enter into a binding agreement with the Third Party that has made such Alternative

Transaction Proposal pursuant to which the Company and such Third Party shall agree that neither the closing date of such Alternative Transaction Proposal nor the record date for any vote by shareholders of the Company that may be required in connection with such Alternative Transaction Proposal shall occur prior to the Closing Date unless prior to both the closing date of such Alternative Transaction Proposal and such record date, Buyer shall have terminated this Agreement pursuant to Section 12.01(e)(vi) .

     (b) The Company shall deliver to Buyer a copy of the binding agreement contemplated by Section 13.14(a) promptly after the execution thereof.”

     (b) Article 13 is hereby amended to add a new Section 13.15 reading as follows:

     “Section 13.15. Suspension of Article 8 Rights. If the Company enters into an agreement with a Third Party into which it is permitted to enter in accordance with Section 8.03 and such agreement relates to a 100% Acquisition Proposal, upon the execution and delivery of such agreement by the parties thereto, the rights of Buyer under Sections 8.05, 8.06 and 8.08 shall be suspended until the date, if any, upon which such agreement is terminated in accordance with its terms.”

     Section 1.18 . Amendment to Voting Trust Agreement. The parties agree to modify the form of Voting Trust Agreement prior to the Closing (as defined in the Agreement) to conform to the changes to the Agreement effected by this Amendment, including, without limitation by providing that (a) shares held by the voting trust may not be released by reason of any legislative change in the Pennsylvania Law and (b) to the extent that shares held by the Voting Trust are treasury shares, such shares will not be released from the Voting Trust unless the issuance of such shares to Buyer has been approved by a vote of the Company shareholders that complies with the rules of the NYSE.

ARTICLE 2
MISCELLANEOUS

     Section 2.01. Article 13 of the Agreement. All provisions of Article 13 of the Agreement, as amended hereby, shall continue to apply to the Agreement, as amended hereby, and (other than Section 13.10) shall apply to this Amendment (with each reference therein to “Agreement” deemed to be a reference to this “Amendment”).

      Section 2.02 . Amendment to Section 13.10 (“Entire Agreement”). Section 13.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

     “This Agreement, the Registration Rights Agreement and the Voting Trust Agreement, as the same may be amended by the parties, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.”

     Section 2.03 . Effect on Investment Agreement. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. The Agreement shall continue in full force and effect as amended by this Amendment in accordance with its terms. From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

     Section 2.04 . Entire Agreement. This Amendment, the Agreement, the Registration Rights Agreement and the Voting Trust Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BANCO SANTANDER CENTRAL
HISPANO, S.A.

By:	/s/ Juan Rodriguez Inciarte

	Name:	Juan Rodriguez Inciarte
	Title:	Director General

SOVEREIGN BANCORP, INC.

By:	/s/ Jay Sidhu

	Name:	Jay S. Sidhu
	Title:	Chairman, President & CEO